EXHIBIT 99.01

FOR IMMEDIATE RELEASE	Contact:	Anne Lloyd
Senior Vice President and Chief
Financial Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES THE ELECTION OF MICHAEL J. QUILLEN
TO ITS BOARD OF DIRECTORS
RALEIGH, North Carolina (February 1, 2008) — Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. (NYSE:MLM), today announced that Mr. Michael J. Quillen has been elected as a member of the Board of Directors of Martin Marietta Materials. Mr. Quillen (59) is Chairman and Chief Executive Officer of Alpha Natural Resources (NYSE: ANR), a company with headquarters in Abingdon, Virginia with approximately $2 billion in revenues. Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel and coke producers, and industrial customers. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines feeding 11 coal preparation and blending plants.
Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career. His involvement with Alpha began in 2002 when he led its formation along with affiliates of First Reserve Corp., a private equity firm. Under Mr. Quillen’s leadership, Alpha acquired coal production and marketing operations in Virginia, West Virginia, Pennsylvania and Kentucky and has become a leading producer of coal.
In addition to his position with Alpha, Mr. Quillen holds, or has held, appointments on the Mine Safety Advisory Board, the Virginia Governor’s Energy Policy Advisory Council, the Virginia Community College Board, and the Commission on Transportation in the 21st Century, among other civic duties. The Governor of Virginia recently announced that Mr. Quillen has been appointed to serve on the Virginia Commission on Climate Change. Mr. Quillen holds Bachelor’s and Master’s degrees in Civil Engineering from Virginia Polytechnic Institute.
Commenting on the election, Zelnak stated, “The Board of Directors of Martin Marietta Materials is extremely pleased to have a person of Mike Quillen’s caliber and expertise join our Board. His role as Chairman and Chief Executive Officer of Alpha Natural Resources makes him well-versed in corporate related governance issues. His strong credentials and experience in mining will enable him to make a very meaningful contribution to our Board. In addition, he has considerable experience with the investment community having done the initial public offering of his company. We believe Mr. Quillen will be an important addition to our Board and a great asset in helping Martin Marietta continue to deliver value to our shareholders.”
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web Site at www.martinmarietta.com.
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